Breaking News: Human BioSystems Signs Letter of Intent to Acquire Ethanol Projects

Palo Alto, CA – July 27, 2006 - (OTCBB:HBSC) -Human BioSystems (“HBS”), a developer of preservation platforms for organs and other biomaterials, announced today that it has signed a letter of intent (“LOI”) to acquire two ethanol production facility projects from EXL III Group Corporation (“EXL III”), an equity partner in ethanol plant ventures.  HBS will also enlist the services of Claude Luster III, the principal of EXL III Group Corporation, to serve as the President of a new subsidiary to be formed to develop the ethanol business.

The LOI provides that HBS will acquire the projects from EXL III Group Corporation for restricted HBS common stock.  In addition, HBS will enter into a Consulting Services Agreement with Mr. Luster.

“We made the decision to enter the bio energy field because it gives HBS the potential to achieve substantial revenue and profit growth within a predictable timetable, and because the opportunity and expertise to pursue the renewable energy market exists with this acquisition,” stated Harry Masuda, CEO of Human BioSystems. “This acquisition should give HBS additional financing options not previously available,” continued Mr. Masuda.

The acquisition, which is expected to close in the fall of 2006, is subject to certain conditions, including but not limited to completion of satisfactory due diligence by HBS, the  negotiation and completion of a definitive acquisition agreement and Consulting Services Agreement, approval of the HBS and EXL III boards of directors and other customary conditions.

HBS is headquartered in Palo Alto, California with research facilities in Michigan.

Contact: Human BioSystems Harry Masuda (650) 323-0943	Investor Relations Yes International (800) 631-8127	Investor Relations Concept Communications Group LLC (727) 447-0514

Certain statements contained herein are “forward-looking'' statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, failure to complete a final definitive agreement,  failure to obtain regulatory approvals for the construction of ethanol plants,  failure to obtain the required financing and to construct the ethanol plants, failure of the ethanol plants to meet standards, the inability to find raw material for the production of ethanol or to sell the ethanol at on acceptable terms, the risks involved in pursuing a business unrelated to HBS’ prior business, and other factors discussed in filings made by the Company with the Securities and Exchange Commission